EXHIBIT G

Luxembourg, September 26, 2023

European Investment Bank
Registration Statement pursuant to Schedule B of the Securities Act of 1933

Dear Ladies and Gentlemen:

This opinion is given by the European Investment Bank (the “Bank”) acting through its Legal Directorate.

In connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of a registration statement pursuant to Schedule B (the “Registration Statement”) of the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of debt securities of the Bank in one or more series (the “Debt Securities”) to be issued from time to time under a fiscal agency agreement (the “Fiscal Agency Agreement”), to be entered into by the Bank and a fiscal agent (the “Fiscal Agent”), counsel within the Legal Directorate of the Bank have examined copies of such documents and have made such investigations as they have deemed necessary to give this opinion.

Counsel within the Legal Directorate of the Bank have consulted with Cravath, Swaine & Moore LLP, London, United Kingdom, and have, with their consent, in giving this opinion relied on their advice as to matters governed by the laws of the State of New York or the Federal laws of the United States of America.  Counsel within the Legal Directorate of the Bank have not made an independent investigation of the laws of the State of New York or the Federal laws of the United States of America and do not express or imply an opinion on such laws.  Cravath, Swaine & Moore LLP are authorized to rely on this opinion.

Based on the foregoing and subject to the qualifications set forth herein, counsel within the Legal Directorate of the Bank are of opinion as follows:

1.          The Treaty on the Functioning of the European Union, establishing, inter alia, the Bank, as amended and supplemented from time to time (the “TFEU”), including the Statute of the Bank, as amended and supplemented from time to time (the “Statute”), which is annexed to the TFEU as Protocol (No 5) on the Statute of the European Investment Bank, has been duly executed and ratified by all the member states of the European Union (the “Member States”) and constitutes a legally binding obligation of the Member States under international law.

2.          When (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective under the Securities Act and continue to be effective at the time the Debt Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby, (iii) all Debt Securities will be issued and sold in compliance with all applicable United States Federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) the Bank has taken all necessary corporate action to approve the issuance and terms of the Debt Securities and the terms of the offering thereof, (v) the Fiscal Agency Agreement has been duly authorized, executed and delivered by the Bank and the Fiscal Agent, and (vi) such Debt Securities have been duly and validly authorized by the Bank and executed, authenticated, issued and delivered in accordance with the provisions of the Fiscal Agency Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Bank upon payment of the consideration therefor provided for therein, such Debt Securities will be validly issued and will constitute legal, valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

3.          The TFEU provides that the Court of Justice of the European Union having its seat in Luxembourg (the “European Court of Justice”) has exclusive jurisdiction in certain cases involving, among other matters, the fulfillment by Member States of their obligations under the Statute and the lawfulness of measures adopted by the Bank’s Board of Governors and the Bank’s Board of Directors.  Subject to the foregoing exclusive jurisdiction of the European Court of Justice, any litigation between the Bank and its creditors or debtors, including claims based on guarantees made by Member States, may be determined by competent national courts of the Member States.  The property and assets of the Bank within the Member States are not, except by judicial decision and with the authorization of the European Court of Justice, subject to attachment or to seizure by way of execution.

          We hereby consent to the filing of this opinion with the Commission as Exhibit G to the Registration Statement.  We also consent to the references to this opinion in the Registration Statement and the references to the Legal Directorate of the Bank under the caption “Validity of the Securities” therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

EUROPEAN INVESTMENT BANK

/s/ Emer Falvey	/s/ Dirk Ellerkmann
Emer Falvey Director	Dirk Ellerkmann Head of Division